Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of May 17, 2010, among FLAGSTONE FINANCE S.A., a Luxembourg company (the “Company”), FLAGSTONE REINSURANCE HOLDINGS, S.A., a Luxembourg company (“Flagstone (Luxembourg)” or the “Successor Guarantor”) (as successor to FLAGSTONE REINSURANCE HOLDINGS LIMITED, a Bermuda company (“Flagstone (Bermuda)” or the “Guarantor”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and Flagstone (Bermuda) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”) dated as of June 8, 2007;

WHEREAS, Flagstone (Bermuda) has changed its place of incorporation from Bermuda to Luxembourg in a redomestication (the “Redomestication”) with the Successor Guarantor as the continuing company;

WHEREAS, Section 8.1(b) of the Indenture provides, in part, that the Guarantor may transfer all or substantially all of its properties and assets as an entirety to another Person provided that (i) (a) the Successor Guarantor is an entity organized and existing under the laws of Luxembourg or another permitted country and (b) the Successor Guarantor expressly assumes, by an indenture supplement executed and delivered to the Trustees, all of the obligations of the Guarantor to be performed or observed by it under the Indenture or the Guarantee, (ii) immediately after giving effect to such transfer, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing; and (iii) an Officers’ Certificate and an Opinion of Counsel have been delivered to the Trustee, each stating that such transfer and the supplemental indenture comply with Article VIII of the Indenture;

WHEREAS, Section 9.1(a) of the Indenture provides that the Company and the Guarantor, when authorized by a Board Resolution, and the Trustee may amend the Indenture without notice or consent of any Holder to evidence the succession of another Person to the Guarantor;

WHEREAS, the Successor Guarantor has delivered to the Trustee, or caused to be delivered to the Trustee on its behalf, an Opinion of Counsel and an Officers’ Certificate stating that (i) the Redomestication and this First Supplemental Indenture comply with Article VIII of the Indenture, (ii) the execution of this First Supplemental Indenture is authorized or permitted by the Indenture and (iii) all conditions precedent provided for in the Indenture relating to the Redomestication, including the execution of this First Supplemental Indenture, have been complied with;

WHEREAS, all things necessary to authorize the assumption by the Successor Guarantor of the Guarantor’s obligations under the Indenture and to make this First Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.           Definitions.  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Assumption of Obligations.  Pursuant to, and in compliance and accordance with, Section 8.1(b) of the Indenture, the Successor Guarantor hereby expressly assumes, from and after the effective date of the Redomestication (the “Effective Time”), all of the obligations of the Guarantor under the Indenture and the Guarantee.

3.           Succession and Substitution.  Pursuant to, and in compliance and accordance with, Section 8.2 of the Indenture, the Successor Guarantor, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this First Supplemental Indenture, shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under the Indenture and the Guarantee, with the same effect as if the Successor Guarantor had originally been named in the Indenture as the Guarantor, and the Guarantor is relieved of any further liability or obligation under the Indenture.

4.           Representations and Warranties.

  (a)           Each of the Company and the Successor Guarantor represents and warrants that (i) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (ii) immediately after giving effect to the Redomestication and this First Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing and (iii) this First Supplemental Indenture is executed and delivered pursuant to Article VIII and Section 9.1(a) of the Indenture and does not require the consent of any Holders.

      (b)           The Successor Guarantor represents and warrants that (i) it is the successor of the Guarantor pursuant to the Redomestication effected in accordance with applicable law and (ii) it is an entity organized and existing under the laws of Luxembourg.

5.           Effectiveness and Operativeness.  This First Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this First Supplemental Indenture shall be deemed to have become operative, immediately upon consummation of the Redomestication, provided, however:

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  (a)           the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Company and the Successor Guarantor;

                  (b)           the Trustee shall have received the Officers’ Certificate and Opinion of Counsel described in the recitals of this First Supplemental Indenture; and

          (c)           the Trustee shall have received a copy of a Board Resolution of the Guarantor authorizing the execution and delivery of this First Supplemental Indenture.

6.           Ratification of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

7.           Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

8.           Trustee Makes No Representation.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Guarantor.  The recitals contained herein shall be taken as the statements solely of the Company or the Successor Guarantor, as the case may be, and the Trustee assumes no responsibility for the correctness thereof.

9.           Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

10.         Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FLAGSTONE FINANCE S.A.

By:	/s/ Rene Dubois
	Name:	Rene Dubois
	Title:	Duly Authorized Agent

FLAGSTONE REINSURANCE HOLDINGS, S.A.

By:	/s/ William F. Fawcett
	Name:	William F. Fawcett
	Title:	General Counsel and Corporate Secretary

[Flagstone Indenture Supplement]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ W. Thomas Morris, I
	Name:	W. Thomas Morris, I
	Title:	Vice President

 [Flagstone Indenture Supplement]